Exhibit 10.3

CONFIDENTIAL

Intellectual Property License Agreement

This Intellectual Property License Agreement (this “Agreement”), effective as of August 8, 2022 (the “Effective Date”), is by and between Cytta Corporation (“Cytta”) a Nevada Corporation located at 2500 N Rainbow Blvd., Suite 2101, Las Vegas, NV 89108, (herein the “Licensor”) Mr. Gary Campbell , an individual located at 2500 N Rainbow Blvd., Suite 2101, Las Vegas, NV 89108, and Mr. Michael Collins, an individual located at 12545 Presnell St., Los Angeles, CA 90066 (collectively, “Supporting Licensors”), and Reticulate Micro, Inc.(“Reticulate”), a Nevada Corporation, with offices located at 12545 Presnell St., Los Angeles, CA 90066 (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor (and Supporting Licensors) owns certain proprietary technology, knowledge and information relating to its proprietary SUPR ISR (Superior Utilization of Processing Resources - Intelligence, Surveillance, and Reconnaissance) system, namely AI powered secure video compression technology that offers superior streaming in HD/4K/8K compared to common open standard codecs, and delivers real-time compression of video streams for surface, airborne, and underwater ISR applications, including environments where video streams are transmitted beyond line-of-sight.

WHEREAS, Licensee wishes to obtain, and Licensor is willing to grant to Licensee, a worldwide, perpetual, and exclusive license under Licensor’s proprietary rights in and to Licensed Intellectual Property, including Licensed Trade Secrets, on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

“Affiliate” of a Party means any entity that, at any time during the Term, is more than 50% owned by such Party, owns more than 50% of such Party, or is more than 50% owned by a third party that owns more than 50% of such Party.

“Field” means development of chipset solutions, without restriction, associated with Licensed Intellectual Property.

“Licensed Intellectual Property” means all intellectual property and proprietary rights, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent and invention disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, domain names, and business and product names, and all applications and registrations therefor, and all extensions and renewals thereof, and all goodwill of the business connected with the use of and symbolized by the foregoing (the “Trademarks”), (iii) all copyrights and copyrightable works, all mask works, industrial designs, and protectible designs, and all applications and registrations therefor, and all extensions and renewals thereof, (iv) all Licensed Trade Secrets and confidential business information (including research and development, know-how, formulae, compositions, processes, techniques, methodologies, technical information, designs, industrial models, manufacturing, engineering and technical drawings, specifications, research records, records of inventions, test infom1ation, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), (v) all Software, and all electronic data, databases and data collections, and (vi) all rights to use all of the foregoing and all other rights in, to, and under the foregoing, relating to Licensor’s Technology, namely SUPR ISR (Superior Utilization of Processing Resources - Intelligence, Surveillance, and Reconnaissance) system, namely AI powered secure video compression technology that offers superior streaming in HD/4K/8K compared to common open standard codecs, and delivers real-time compression of video streams for surface, airborne, and underwater ISR applications, including environments where video streams are transmitted beyond line-of-sight.

“Licensed Product” means any product or component that incorporates or embodies any Licensed Intellectual Property, Licensed Trade Secrets or Technology/SUPR ISR System.

“Licensed Service” means any service performed using any Licensed Intellectual Property, Licensed Trade Secrets or Technology/SUPR ISR System.

“Licensed Trade Secrets” means Licensor’s proprietary rights in and to the Technology under applicable trade secret law/the Economic Espionage Act (18 U.S.C. §§ 1831 to 1839), as amended by the Defend Trade Secrets Act of 2016, or applicable state trade secret law.

“Royalty Term” means a ten (10) year period commencing on the Effective Date of this Agreement.

“Technology” means technology related to SUPR ISR (Superior Utilization of Processing Resources - Intelligence, Surveillance, and Reconnaissance) system, namely secure video compression technology that offers superior streaming in HD/4K/8K compared to common open standard codecs, and delivers real-time compression of video streams.

“Territory” means worldwide.

“Net Sales” means the balance of gross sales remaining after deducting trade discounts, returned sales, cost of goods including manufactured cost, commissions, finders fees and sales allowances.

2. License. Licensor hereby grants to Licensee a worldwide, perpetual, irrevocable and exclusive license to the Licensed Intellectual Property, the Licensed Trade Secrets, and the Technology, to make, have made, use, have used, import, have imported, sell, have sold, offer to sell and otherwise exploit Licensed Products and Licensed Services in the Field of use in the Territory for the Term herein.

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3. Intellectual Property Transfer. Promptly after Licensee’s Payment in accordance with Section 5, Licensor shall disclose the Intellectual Property to Licensee in such form and media as may be reasonably requested by Licensee. Upon Licensee’s reasonable request, Licensor shall make available one or more of its technical personnel to provide Licensee with reasonable technical assistance concerning the Intellectual Property applicable to the Field. Licensor shall provide technical assistance at no additional cost to Licensee.

4. Improvements. As between the Parties, Licensee shall solely own, without additional consideration, all right, title, and interest in and to any modification of or improvement or enhancement or development of chipset solutions related to the Technology (“Improvement”), whether developed solely or jointly, developed, conceived, or created by Licensee, Licensor, or both Parties. Licensor hereby agrees to assign to Licensee all Improvements conceived, created, developed, or invented, wholly or in part, by Licensor for all purposes under this Agreement. Licensor shall fully cooperate with Licensee and take all further actions and execute, acknowledge, and deliver all assignments and other documents as Licensee may reasonably request, to evidence and protect Licensee’s intellectual property and other proprietary rights in and to all Improvements. For clarity, all Improvements conceived, created, developed, or invented solely by Licensee shall be owned exclusively by Licensee.

5. Payments.

(a) Shares. Upon execution of this Agreement and in consideration for the license granted hereunder, the Licensee shall issue to the Licensor 5,100,000 shares (the “Shares”) of the Class A Common Stock, $0.0001 par value per share, of Licensee.

(i) In connection with the issuance of the Shares to Licensor and as additional consideration therefor, the Licensor hereby represents and warrants to Licensee as follows:

(1) The Shares are being acquired by the Licensor for its account, for investment purposes and not with a view to the sale or distribution of all or any part of the Shares unless the same are registered or there is an available exemption from registration requirements of the Securities Act (as defined below), nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder.

(2) The Licensor has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of acquiring the Shares.

(3) The Licensor has reviewed copies of such documents and other information as the Licensor has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Shares.

(4) The Licensor understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Act, the Shares must be held indefinitely.

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(5) The Licensor understands and has the financial capability of assuming the economic risk of an investment in the Shares for an indefinite period of time.

(6) The Licensor has been advised by the Licensee that the Licensor will not be able to dispose of the Shares, or any interest therein, without first complying with the relevant provisions of the Act and any applicable state securities laws.

(7) The Licensor understands that the provisions of Rule 144 promulgated under the Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Shares.

(8) The Licensor acknowledges that the Licensee is under no obligation to register the Shares or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Act or any state securities laws with respect to sales of the Shares in the future.

(9) The Licensor is an “Accredited Investor” as defined in rule 50 I (a) of Regulation D of the Act.

(b) Royalty. Licensee shall pay to Licensor a royalty of five percent (5%) of Net Sales of Licensed Product and Licensed Service during the Royalty Term.

(i) Payment Terms. Licensee shall pay the Royalty due under Section 5(b) on a quarterly basis based on Licensee’s filing of SEC Form l 0-Q and l 0-K. Licensee shall make all payments due hereunder (i) in US dollars by check/wire transfer of immediately available funds to a bank account designated in writing by Licensor; and (ii) without deduction of exchange, collection, or other charges or withholding or other government imposed fees or taxes.

(ii) Royalty Reports. On or before the due date for all payments to Licensor, Licensee shall submit to Licensor a report setting forth its royalty calculation for the applicable quarters in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (i) the gross sales of Licensed Products and Licensed Services; (ii) the type and amount of all deductions and offsets allocated with respect to such sales; (iii) the calculation of Net Sales; and (iv) the applicable royalty rate. The Parties shall reconcile annually to quarterly numbers.

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(iii) Records and Audit.

(1) Licensee shall keep, in accordance with generally accepted accounting principles, records in sufficient detail to verify the completeness and accuracy of any royalty report(s) submitted under Section S(b)(ii) and the calculation of payments due to Licensor hereunder. Licensee shall maintain such records for at least three (3) years after expiration of the Royalty Term.

(2) Licensor, at its sole expense, may at any time within two (2) years after receiving any royalty report from Licensee, nominate an independent certified public accountant (“Auditor”) for the purpose of verifying such royalty report and payments made to Licensor. Licensee shall permit the Auditor to have access to Licensee’s records kept in accordance with Section S(b)(iii)(l) upon reasonable notice to Licensee and during Licensee’s normal business hours. All information and materials made available to the Auditor in connection with such audit will be deemed to be Licensee’s Confidential Information. Licensor shall provide to Licensee a copy of the Auditor’s audit report within ten (10) days of Licensor’s receipt of the report. If the report shows Licensee’s payments are deficient, Licensee shall pay Licensor the deficient amount within thirty (30) days after Licensee’s receipt of the audit report.

6. Proprietary Rights.

(a) Preservation of Licensed Trade Secrets.

(1) Licensee acknowledges that: (A) the Licensed Trade Secrets and Technology are Licensor’s Confidential Information and subject to the confidentiality and non-disclosure obligations under Section 7; and (B) the Licensed Trade Secrets derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, any other person or entity.

(2) Each Party shall use reasonable efforts to preserve the secrecy of the Licensed Trade Secrets at all times during the Term.

(b) Enforcement. Each Party shall immediately notify the other Party in writing of any actual or suspected misappropriation or other unauthorized access, disclosure, or use (including reverse engineering) of any Licensed Trade Secrets or Intellectual Property in the Field (“Unauthorized Use”) and shall provide other Party with any known details of such Unauthorized Use. Licensor has the first right, in its discretion, to bring any action or proceeding with respect to such Unauthorized Use and to control its conduct (including any settlement). If Licensor does not commence an action or proceeding within thirty (30 days after receipt or delivery of notice hereunder concerning any Unauthorized Use, Licensee may, in its discretion, bring such action or proceeding and control its conduct (including any settlement)/the Parties shall discuss in good faith and determine whether Licensee may bring such action or proceeding on its own. The Party not controlling any action or proceeding brought under this Section 6(b) shall provide the other Party with all cooperation and assistance that such other Party may reasonably request in connection with such action or proceeding. Any damages, profits, and other monetary awards resulting from any such action or proceeding will be retained in their entirety by Licensor.

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7. Confidentiality.

(a) Confidential Information. Each Party acknowledges that in connection with this Agreement it will receive or gain access to certain non-public, confidential, or proprietary information and materials of the other Party in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” (“Confidential Information”). Without limiting the foregoing, Licensor’s Confidential Information includes Licensor’s Intellectual Property and all information and materials relating to Licensor’s Trade Secrets.

(b) Exclusions. Confidential Information does not include information that: (i) was already known to the receiving Party without restriction on use or disclosure; (ii) was or becomes generally known by the public other than by breach of this Agreement; or (iii) was received from a third party not under any confidentiality obligation to the other Party; or (iv) is independently developed without reference to or use of the other Party’s Confidential Information.

(c) Confidentiality Obligations; Exceptions. Each Party shall maintain the other Party’s Confidential Information in strict confidence and not disclose it to any other person or entity, except to its employees or independent contractors who have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and are bound by written nondisclosure agreements. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to the limited extent required to comply with [applicable law (including any securities law or regulation or the rules of a securities exchange) or] a valid order issued by a court or governmental agency of competent jurisdiction; provided that the Party making the required disclosure shall first provide the disclosing Party with: (i) prompt written notice of such requirement so that the disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and (ii) reasonable assistance, at the disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

8. Representations.

(a) Mutual Representations. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (ii) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; {iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

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(b) Licensor (and Supporting Licensors) Representations. Licensor (and Supporting Licensors) represents and warrants that: (i) Licensor (and Supporting Licensors) owns the entire right, title, and interest in and to the Licensed Trade Secrets and Intellectual Property; (ii) Licensor (and Supporting Licensors) has the right to grant the license and other rights hereunder; (iii) to Licensor’s (and Supporting Licensors’) knowledge, use of the Licensed Trade Secrets and Intellectual Property permitted under this Agreement does not infringe any patents or other intellectual property rights of any other person or entity; (iv) as of the Effective Date, Licensor (and Supporting Licensors) does not own any patents or patent applications that would be infringed by use of the Licensed Trade Secrets and Intellectual Property permitted under this Agreement; and (v) Licensor (and Supporting Licensors) has not granted to any third party any licenses or other rights under the Licensed Trade Secrets and Intellectual Property that conflict with rights granted to Licensee. under this Agreement.

(c) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, LICENSOR AND SUPPORTING LICENSORS DISCLAIM ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE LICENSED TRADE SECRETS AND THE TECHNOLOGY, INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR USEFULNESS FOR ANY PURPOSE OF THE LICENSED TRADE SECRETS AND TECHNOLOGY. LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

9. Indemnification.

(a) By Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee’s and its Affiliates’ respective officers, directors, employees, and agents against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) (“Losses”) resulting from any third-party claim, suit, action, or other proceeding (“Third-Party Claim”) arising out of Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement or alleging that the use of the Technology licensed under this Agreement infringes or misappropriates any third party’s intellectual property rights.

(b) By Supporting Licensors. Supporting Licensors shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee’s and its Affiliates’ respective officers, directors, employees, and agents against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) (“Losses”) resulting from any third-party claim, suit, action, or other proceeding (“Third-Party Claim”) arising out of Supporting Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement or alleging that the use of the Technology licensed under this Agreement infringes or misappropriates any third party’s intellectual property rights.

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(c) By Licensee. Licensee shall indemnify, defend, and hold harmless Supporting Licensors, Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, and agents against all Losses resulting from: (i) any unauthorized use or disclosure of the Intellectual Property or Licensed Trade Secrets; or (ii) any Third-Party Claim arising out of: Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement.

10. Limitation of Liability. EXCEPT FOR INDEMNIFICATION OBLIGATIONS AND LIABILITY FOR BREACH OF CONFIDENTIALITY (INCLUDING LICENSEE’S OBLIGATION TO PRESERVE THE SECRECY OF THE LICENSED TRADE SECRETS UNDER SECTION 6(a), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. Term and Termination.

(a) Term. This Agreement shall be in effect for a period of five (5) years from and including the Effective Date, and (subject to the provisions of Section l 2(b) concerning Termination For Cause) shall automatically continue from year to year (“license term extension,” or “term.”) at the end of the Term.

(b) Termination For Cause.

(1) Breach. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach [to the reasonable satisfaction of the other Party within 30 days after notice of such breach from the non-breaching Party.

(2) Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (a) is dissolved or liquidated or takes any corporate action for such purpose; (b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (d) makes or seeks to make a general assignment for the benefit of creditors; or (e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(3) Licensee’s Change of Control. Licensor may terminate this Agreement in its entirety immediately upon notice to Licensee following any transaction or series of transactions resulting in a change in the person or entity/a competitor of Licensor holding, directly or indirectly: (A) fifty percent (50%) or more of the combined voting power of Licensee’s outstanding securities; (B) all or substantially all of the assets of Licensee relating to this Agreement; or (C) the power to direct or cause the direction of the management and policies of Licensee, whether through the ownership of voting securities, by contract or otherwise.

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(c) Effect of Termination.

(1) Upon termination of this Agreement:

(A) Licensee shall immediately cease exercising all rights granted under the Licensed Trade Secrets.

(B) Each Party shall promptly return to the other Party all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that within thirty (30 days following such termination, Licensee shall, at Licensor’s option, either return to Licensor or destroy all Technology in Licensee’s possession, and destroy all notes, analyses, summaries, and other materials prepared by Licensee relating to the Licensed Trade Secrets, and certify in writing to Licensor the destruction of such Confidential Information and related materials.

(C) All sublicenses granted by Licensee will automatically terminate; provided, however, that upon the request of any sublicensee who is in good standing under this Agreement and the applicable sublicense agreement, Licensor may, in its discretion, elect to continue such sublicense under a direct license agreement with such sublicensee under the Licensed Trade Secrets.

(2) Termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of such termination.

(3) The Parties’ rights and obligations set forth in this Section 7 (Confidentiality), Section 9 (Indemnification), Section 10 (Limitation of Liability), and Section 13 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive termination of this Agreement, will survive any such termination.

12. Assignment. Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent, which consent shall may not unreasonably withhold or delay, except that either Party may make such an assignment, delegation, or other transfer, in whole or in part, without the other Party’s consent: (a) to an Affiliate; or (b) in connection with the transfer or sale of all or substantially all of the business or assets of the Party relating to this Agreement. No delegation or other transfer will relieve either Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 12 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

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13. Miscellaneous.

(a) Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the request of the other Party, execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

(b) Supporting Licensors Assistance. Throughout the Tenn of this Agreement, Supporting Licensors shall provide ongoing assistance reasonably requested by Licensor and Licensee in exercising its rights under this Agreement.

(c) Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other party in any manner whatsoever.

(d) No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the other Party’s prior written consent.

(e) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder [(other than routine communications having no legal effect)] must be in writing and sent to the respective Party at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Licensor:	2500 N Rainbow Blvd., Suite 2101,
Las Vegas, NV 89108
Gary@cytta.com
Attention: Chief Executive Officer

If to Supporting Licensor:	2500 N Rainbow Blvd., Suite 2101,
Las Vegas, NV 89108
Gary@cytta.com
Attention: Mr. Gary Campbell

If to Supporting Licensor:	12545 Presnell St.
Los Angeles, CA 90066
mrcrld@icloud.com
Attention: Mr. Michael Collins

If to Licensee:	PO Box 1241, Ramona, CA 92065
mdchermak@yahoo.com
Attention: Corporate Secretary

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Notices sent in accordance with this Section will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or email (in each case, with confirn1ation of transmission), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient.

(f) Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(g) Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(h) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(i) Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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(j) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(k) Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder [will/may] be instituted [exclusively] in the federal courts of the United States or the courts of the State of Nevada in each case located in the city of Las Vegas and County of Clark, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding.

(l) Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to [seek] equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court[, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief]. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(m) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized and by individuals.

[LICENSOR]

By
Name:	Gary Campbell
Title:	Chief Executive Officer

[SUPPORTING LICENSORS]

By
Name:	Gary Campbell
Title:	Individual

[LICENSEE]

By
Name:	Michael Chermak
Title:	Corporate Secretary